CONFIDENTIAL

THESTREET.COM, INC.
AGREEMENT FOR GRANT
OF
CASH PERFORMANCE AWARD
UNDER
2007 PERFORMANCE INCENTIVE PLAN

[DATE]

[Name]
[Address]

Dear [Name]:

 This letter (the “Letter”) sets forth the terms and conditions of the grant of a cash performance award (the “Award”) made to you by TheStreet.com, Inc. (the “Company”) under the Company’s 2007 Performance Incentive Plan (the “Plan”).

 Your Award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board which administers the Plan (collectively, the “Committee”), and this Letter.

 Any capitalized term used in this Letter and not defined shall have the meaning set forth in the Plan.

 In general, the amount of your potential bonus is expressed as a Target Bonus, which is the amount of your Award that you may earn if the Performance Objectives specified in this Letter are achieved at the 100% level and the Committee does not determine to award a lower amount.  The amount payable under your Award may be more or less than your Target Bonus, depending on the level of performance achieved and the Committee’s discretion to award a lesser amount; the Committee also may elect to approve the payment of additional consideration, separate from this Award, in its sole discretion.  The Committee’s determination of the level of achievement of the performance measures, and the ultimate amount of the Award, shall be final and binding on you.

1.           Target Bonus.

Your “Target Bonus” is _____% of the base salary you receive during the Performance Period.

2.           Performance Period.

The “Performance Period” for this Award is set forth on Schedule A hereto.

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3.           Performance Objectives and Payout Scale.

The “Performance Objectives” with respect to your Award are described on Schedule A hereto.

The target level of performance for each of these Performance Objectives is the amount set forth on Schedule A. The amount of your Award may be determined separately for each of these Performance Objectives, with reference to the scale set forth on Schedule A.  Failure to attain one measure may not affect your ability to earn a bonus with respect to the other measure.  The final determination of the amount of your Award will be determined by the Committee in its sole discretion, and may be an amount less than the amount calculated with reference to the Performance Objectives; as noted above, the Committee also may elect to approve the payment of additional consideration, separate from this Award, in its sole discretion.

4.           Payment of Award.

Your Award, in the amount determined by the Committee, will be paid in a lump sum in cash within 60 calendar days after the end of the Performance Period, provided that you are continuously employed by the Company as a full-time employee through the end of the Performance Period.

5.           Termination of Employment

  Notwithstanding anything herein to the contrary, in the event you cease to be a full-time employee of the Company for any reason prior to the end of the Performance Period, you will not be entitled to any portion of your Award.  In the event you cease to be a full-time employee of the Company after the end of the Performance Period, but prior to the payment of the Award, you (or your estate, as applicable) will be paid the Award at the time it is paid to other Award recipients; provided, however, that if your employment was terminated by the Company for Cause you will not be entitled to any portion of your Award.

For purposes of this Letter, “Cause” shall be determined by the Committee in the exercise of its good faith judgment, in accordance with the following guidelines: (i) your willful misconduct or gross negligence in the performance of your obligations, duties and responsibilities in the position at the Company that you held as of the termination of your employment by the Company, including those as an employee of the Company set forth in the Company’s Code of Business Conduct and Ethics dated June 1, 2006, as same may be amended from time to time provided such amendment affects all executive officers of the Company, (ii) your dishonesty or misappropriation, in either case that is willful and material, relating to the Company or any of its funds, properties, or other assets, (iii) your inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a Disability), (iv) any unauthorized disclosure by you of Confidential Information or proprietary information of the Company in violation of Section 6(d) which is reasonably likely to result in material harm to the Company, (v) your conviction of a felony (including entry of a guilty or nolo contender plea) involving fraud, dishonesty, or moral turpitude, (vi) a violation of federal or state securities laws, or (vii) the failure by you to attempt to perform faithfully your duties and responsibilities to the Company in the position in which you are employed at the time of the termination of your employment by the Company, or other material breach by you of this Letter, provided any such failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) is not cured, to the extent cure is possible, by you within thirty (30) days after written notice thereof from the Company to you; provided, however, that no failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) shall constitute Cause unless (x) the Company first gives you written notice of its intention to terminate your employment for Cause and the grounds of such termination no fewer than ten (10) days prior to the date of termination; and (y) you are provided an opportunity to appear before the Board, with or without legal representation at your election to present arguments on your own behalf and (z) if you elect to so appear, such failure or breach is not cured, to the extent cure is possible, within thirty (30) days after written notice from the Company to you that, following such appearance, the Board has determined in good faith that Cause exists and has not, following the initial notice from the Company, been cured; provided further, however, that notwithstanding anything to the contrary in this Letter and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to you and your duties at the Company pending such appearance and subsequent to such appearance during which such failure or breach has not been cured. No act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

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6.           Restrictive Covenants

a.	Non-Solicitation of Employees

You agree that, during your employment by the Company or any subsidiary and through the end of two (2) years after your cessation of employment with the Company or any subsidiary, you will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company or any subsidiary who was employed by the Company or a subsidiary during your period of employment by the Company or a subsidiary provided that (a) the foregoing shall not be violated by any general advertising not targeted at Company or subsidiary employees nor by you serving as a reference upon request, and (b) you may solicit and hire former employees of the Company or its subsidiaries who had ceased being such employees for a period of at least six (6) months prior to any such solicitation or hiring.

b.	Non-Solicitation of Clients and Vendors

You agree that, during your employment by the Company or any subsidiary and through the end of two (2) years after your cessation of employment with the Company or any subsidiary, you will not solicit, in any business enterprise or activity, any client, customer, third-party service provider, or vendor of the Company or any subsidiary who was such during your period of employment by the Company or a subsidiary to (i) cease being a client, customer, third-party provider or vendor of the Company or any subsidiary or (ii) become a client, customer, third-party provider or vendor of a Competing Business unless (without you having solicited such person to cease such relationship) such person or entity ceased being a client, customer, third-party provider or vendor of the Company or any subsidiary for a period of at least six (6) months prior to such solicitation.

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c.	Non-Disparagement

During your employment by the Company or any subsidiary and indefinitely thereafter, you shall not make, and the Company shall not authorize any of its employees to make, any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of you (in the case of statements made by the Company) or the Company, its present or former officers, shareholders, directors and employees and their respective business reputation and/or goodwill (in the case of statements made by you), provided, however, that nothing in this Section 6(c) shall prohibit either party from (i) making any truthful statements or disclosures required by applicable law regulation or (ii) taking any action to enforce its rights under this Letter or any other agreement in effect between the parties.

d.	Confidentiality

1)
During your employment by the Company or any subsidiary and indefinitely thereafter, you shall keep secret and retain in strictest confidence, any and all Confidential Information relating to the Company, except where your disclosure or use of such Confidential Information is in furtherance of the performance by you of your duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Letter, “Confidential Information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during your employment, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by you, or (b) was available to or became known to you prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and you shall not disclose such confidential information to any Person (as defined below) other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event you shall so notify the Company as promptly as practicable), or in performance of your duties on behalf of the Company. Further, this Section 6(d) shall not prevent you from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Letter or other agreement between the parties, provided such disclosure is necessary for you to assert any claim or defense in such proceeding.

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For purposes of this Letter, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

2)
Upon your termination of employment for any reason, you shall return to the Company all copies, reproductions and summaries of Confidential Information in your possession and use reasonable efforts to erase the same from all media in your possession, and, if the Company so requests, shall certify in writing that you have done so, except that you may retain such copies, reproductions and summaries during any period of litigation, arbitration or mediation referred to in Section 6(d)(1). All Confidential Information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, you shall be entitled to retain copies of (i) information showing your compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of your personal income tax return, (iii) documents provided to you in your capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) this Letter and any other agreement by and between you and the Company with regard to your employment or termination thereof.

3)
All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by you during your employment, and all business opportunities presented to you during your employment, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and you shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Letter, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

The parties acknowledge that the restrictions contained in this Section 6 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Letter, without receiving the additional consideration offered by you in binding yourself to any of these restrictions. In the event of a breach or threatened breach by you of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining you from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

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7.           Income Tax Withholding

You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the Award becomes includable in your income.

8.           No Guarantee of Continuation of Employment

This Award does not constitute an assurance of continued employment for any period or in any way interfere with the Company’s right to terminate your employment.

9.           Administration

The Committee has the sole power to exercise its good faith judgment to interpret the Plan and this Letter and to act upon all matters relating to this Award. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

10.           Amendment

The Committee may from time to time amend the terms of this Award in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment that is unfavorable to you can be made without your written consent.

The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time.  However, no amendment, termination or discontinuance of the Plan that would affect your Award in a manner unfavorable to you will be made without your written consent.

          Notwithstanding the foregoing provisions of this Section 10, the Committee expressly reserves the right to amend the terms of the Plan and this Award without your consent to the extent it determines that such amendment is necessary or desirable for an exemption from or compliance with the distribution, acceleration and/or election requirements of Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder.

11.           Miscellaneous

This Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and any attempted sale, transfer, pledge, assignment, participation, or other alienation or hypothecation in violation of the foregoing shall be null and void.  This Letter shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.

CONFIDENTIAL

Amounts payable pursuant to this Award will be paid solely from the general assets of the Company, and your rights hereunder will be no greater than those of an unsecured general creditor of the Company.

This Letter and the applicable provisions of the Plan constitute the entire agreement, and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to, this Award.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, Compensation Committee Chair, TheStreet.com, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of you, at your principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

The Company hereby represents and warrants that the execution and delivery of this Letter and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

This Letter shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction, except to the extent the laws of the State of Delaware mandatorily govern.  The parties hereto each hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action, suit or proceeding to enforce the provisions of this Letter, and waives the defense of inconvenient forum to the maintenance of any such action, suit or proceeding.  EACH PARTY HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR IN RELATION TO THIS LETTER OR THE AWARD.

If any provision of this Letter shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Letter shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Letter invalid, illegal or unenforceable in any way.

CONFIDENTIAL

This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.  Signatures may be delivered via facsimile or electronically in PDF format and signatures delivered in such manner shall be deemed originals for all purposes.

The existence and terms of this Letter are deemed to be Confidential Information of the Company and you are required to comply with the provisions of Section 6(d) with respect to this information.

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Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Letter.
_____________________

This Letter contains the formal terms and conditions of your Award and accordingly should be retained in your files for future reference.

Very truly yours,

THESTREET.COM, INC.

By:
Daryl Otte
Chief Executive Officer

AGREED TO AND ACCEPTED:

[Name]

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SCHEDULE A

Performance Period:  [specify period]

Performance Objectives: [specify objectives for period]